Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-24135) pertaining to the Palm Harbor Homes, Inc. Employee Savings Plan, and in the Registration Statement (Form S-8 No. 333-165918) and related Prospectus pertaining to the Palm Harbor Homes, Inc. 2009 Stock Incentive Plan, and in the Registration Statements (Form S-3 No. 333-118669, Form S-3 No. 333-138478, and Form S-3 No. 333-165816) of Palm Harbor Homes, Inc. and in the related Prospectuses of our reports dated June 15, 2010, with respect to the consolidated financial statements and schedule of Palm Harbor Homes, Inc., and the effectiveness of internal control over financial reporting of Palm Harbor Homes, Inc., included in this Annual Report (Form 10-K) for the year ended March 26, 2010.

/s/ Ernst & Young LLP

Dallas, Texas

June 15, 2010